Exhibit 99.1

AMER SPORTS, INC.

2025 EMPLOYEE SHARE PURCHASE PLAN

May 8, 2025

The purpose of the Amer Sports, Inc. 2025 Employee Share Purchase Plan (as amended or restated from time to time, the “Plan”) is to provide eligible employees of Amer Sports, Inc. (the “Company”) and each Designated Subsidiary (as defined in Section 11) with opportunities to purchase Ordinary Shares (the “Shares”). 11,076,907 Shares in the aggregate have been approved and reserved and keep available such number of Shares authorized but unissued for this purpose.

The Plan includes two components: a Code Section 423 Component (the “423 Component”) and a non-Code Section 423 Component (the “Non-423 Component”).  It is intended for the 423 Component to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and the 423 Component shall be interpreted in accordance with that intent. Under the Non-423 Component, which does not qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, Options will be granted pursuant to rules, procedures or sub-plans adopted by the Administrator designed to achieve tax, securities laws or other objectives for eligible employees.  Except as otherwise provided herein, the Non-423 Component will operate and be administered in the same manner as the 423 Component.

Unless otherwise defined herein, capitalized terms in this Plan shall have the meaning ascribed to them in Section 11.

1.             Administration. The Plan will be administered by the Person or Persons (the “Administrator”) appointed by the Company’s Board of Directors (the “Board”) for such purpose. Generally, the Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan, to exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the 423 Component of the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Without limiting the generality of the foregoing, the Administrator has authority at any time to: (i) determine the Offerings, (ii) adopt, alter and repeal such rules, guidelines and practices for the administration of the Plan and for its own acts and proceedings as it shall deem advisable; (iii) interpret the terms and provisions of the Plan; (iv) make all determinations it deems advisable for the administration of the Plan, including to the list of countries in which an employee reside and/or work can participate in the Plan and to accommodate the specific requirements of the Applicable Law, local laws, regulations and procedures for jurisdictions outside the United States; (v) decide all disputes arising in connection with the Plan; and (vi) otherwise supervise the administration of the Plan. All interpretations and decisions of the Administrator shall be final, conclusive and binding on all Persons, including the Company and the Participants. The Board may retain the authority to concurrently administer the Plan with the Administrator (or its delegate) and may, at any time, revest in the Board some or all of the powers previously delegated. No Administrator, member of the Board or individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted hereunder.

2.             Offerings. The Company may, from time to time, make one or more offerings to eligible employees to purchase Shares under the 423 Component or the Non-423 Component of the Plan (“Offerings”) consisting of one or more Purchase Periods. Unless otherwise determined by the Administrator, the initial Offering will begin on a date determined by the Administrator and will end six (6) months from such date. Thereafter, unless otherwise determined by the Administrator, an Offering will begin on a date determined by the Administrator and will end six (6) months from such date. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering under the 423 Component shall exceed twenty-seven (27) months in duration or overlap with any other Offering. The terms and conditions applicable to each Offering shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate and shall be incorporated by reference into and made part of the Plan. The provisions of separate Offerings under the Plan need not be identical, even if the dates in each such Offering are identical; provided that the terms of participation are the same within each separate Offering under the 423 Component (as determined under Section 423 of the Code). Offerings intended to be made under the Non-423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

3.             Eligibility. All individuals classified as employees on the payroll records of the Company and each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan; provided that:

(a)            In respect of the 423 Component, the Administrator may provide that such individual shall not be eligible to participate in an Offering if, as of the first day of the applicable Offering (the “Offering Date”): (i) such individual is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (ii) such individual has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (iii) such individual’s customary employment is for twenty hours or less per week, (iv) such individual’s customary employment is for not more than five months in any calendar year and/or (v) such individual is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Shares under the Plan to such individual would be prohibited under the laws of such foreign jurisdiction, as determined by the Administrator in its sole discretion or compliance with the laws of the foreign jurisdiction would cause the Plan to violate Section 423 of the Code; provided, further, that any exclusion in clauses (i), (ii), (iii), (iv) or (v) shall be applied in an identical manner under each Offering to all Participants, in accordance with Treasury Regulation Section 1.423-2(e).

(b)            In respect of the non-423 Component, the Administrator may provide that the restrictions set forth in Section 3(a) and/or any other restrictions in the Administrator’s sole discretion may apply.

(c)            Notwithstanding any other provision herein, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary for purposes of the Company’s or applicable Designated Subsidiary’s payroll system are not considered to be eligible employees of the Company or any Designated Subsidiary and shall not be eligible to participate in the Plan. In the event any such individuals are reclassified as employees of the Company or a Designated Subsidiary for any purpose, including, without limitation, common law or statutory employees, by any action of any third party, including, without limitation, any government agency, or as a result of any private lawsuit, action or administrative proceeding, such individuals shall, notwithstanding such reclassification, remain ineligible for participation, unless such individuals are required to be eligible to participate in the Plan pursuant to Applicable Law. Notwithstanding the foregoing, individuals who are not contemporaneously classified as employees of the Company or a Designated Subsidiary on the Company’s or Designated Subsidiary’s payroll system may only become eligible to participate in this Plan through an amendment to this Plan, duly executed by the Company, which specifically renders such individuals eligible to participate herein.

4.             Participation.

An eligible employee may participate in an Offering by submitting an enrollment form (which may be in electronic format) to his or her appropriate payroll location at least fifteen (15) business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The enrollment form will (a) state a whole percentage or the amount to be deducted from an eligible employee’s Compensation (as defined in Section 11) per pay period, (b) authorize the purchase of Shares in each Offering in accordance with the terms of the Plan and (c) specify the exact name or names in which Shares purchased for such individual are to be issued. An employee who does not enroll in accordance with these procedures will be deemed to have waived the right to participate in the applicable Offering. Unless a Participant files a new enrollment form or withdraws from the Plan, such Participant’s deductions and purchases will continue at the same percentage or amount of Compensation for future Offerings, provided he or she remains eligible. Notwithstanding the foregoing, participation in the Plan will neither be permitted nor be denied contrary to the requirements of the Code.

In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom, including through participation in an Offering under the Non-423 Component of the Plan. Except as otherwise provided herein, such special terms may not be more favorable than the terms of rights granted under the 423 Component of the Plan to eligible employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.

5.             Employee Contributions. Each eligible employee may authorize payroll deductions at a minimum of one percent (1%) up to a maximum of fifteen percent (15%) of such employee’s Compensation for each pay period. The Company will maintain book accounts showing the amount of payroll deductions made by each Participant for each Purchase Period. No interest will accrue or be paid on payroll deductions, except as may be required by Applicable Law. If payroll deductions for purposes of the Plan are prohibited or otherwise problematic under Applicable Law (as determined by the Administrator in its discretion), the Administrator may require Participants to contribute to the Plan by such other means as determined by the Administrator. Any reference to “payroll deductions” in this Section 5 (or in any other section of the Plan) will similarly cover contributions by other means made pursuant to this Section 5. Except as otherwise set forth in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering. Except as otherwise provided in the applicable Offering Document or as determined by the Administrator, payroll deductions for a Participant shall commence on the first payroll following the Offering Date and shall end on the last payroll in during the Purchase Period to which the Participant’s authorization is applicable.

6.             Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, a Participant may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 5) by filing a new enrollment form at least fifteen (15) business days before the next Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The Administrator may, in advance of any Offering, establish rules permitting a Participant to increase, decrease or terminate his or her payroll deduction during an Offering. In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Exercise Date and shall not be paid to such Participant.

7.             No Withdrawal. A Participant may not withdraw from participation in the Plan prior to the end of an Offering other than pursuant to Section 12.

8.             Grant of Options.

(a)            On each Offering Date, the Company will grant to each eligible employee who is then a Participant in the Plan an option (“Option”) to purchase on the last day of a Purchase Period (the “Exercise Date”), at the Option Price hereinafter provided for, the lowest of (a) a number of Shares determined by dividing such Participant’s accumulated payroll deductions on such Exercise Date by the Option Price (as defined herein), (b)  such maximum number of shares as shall have been established by the Administrator in advance of the Offering; provided, however, that such Option shall be subject to the limitations set forth below. Each Participant’s Option shall be exercisable only to the extent of such Participant’s accumulated payroll deductions on the Exercise Date. The purchase price for each share purchased under each Option (the “Option Price”) in respect of the 423 Component will be no less than eighty-five percent (85%) of the Fair Market Value of the Shares on the Exercise Date, provided that the Option Price shall not be less than the par value of the Share.

(b)            Notwithstanding the foregoing, in respect of the 423 Component, no Participant may be granted an Option hereunder if such Participant, immediately after the Option was granted, would be treated as owning shares possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or any Parent or Subsidiary (as defined in Section 11 and as determined under Section 423(b)(3) of the Code). For purposes of the preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the share ownership of a Participant, and all shares which the Participant has a contractual right to purchase shall be treated as shares owned by the Participant. In addition, no Participant may be granted an Option which permits his or her rights to purchase Shares under the Plan, and any other employee share purchase plan of the Company and its Designated Subsidiaries, to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of the fair market value of such Shares (determined on the Option grant date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code and shall be applied taking Options into account in the order in which they were granted. To the extent necessary to comply with Section 423(b)(8) of the Code or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Exercise Date.

9.             Exercise of Option and Purchase of Shares. Each employee who continues to be a Participant in the Plan on the Exercise Date shall be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole Shares reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, subject to any other limitations contained in the Plan. Any amount remaining in a Participant’s account at the end of a Purchase Period solely by reason of the inability to purchase a fractional share will be carried forward to the next Purchase Period and, if such Exercise Date is the final Exercise Date of an Offering, will be carried forward to the next Offering; any other balance remaining in a Participant’s account at the end of an Offering for any other reason will be refunded to the Participant promptly.

10.             Issuance of Certificates. The Company will not be required to deliver to any certificates evidencing Shares and instead such Shares issued shall be evidenced by the appropriate entry on the register of members of the Company.

11.              Definitions. For the purposes of the Plan, the following terms shall be defined as set forth below:

(a)            “Affiliate” means any entity that, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Company.

(b)            “Applicable Law” means (i) the laws of the Cayman Islands and the memorandum and articles of association of the Company then effective; and (ii) any applicable law, including the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Shares are listed or quoted and the applicable laws of any foreign country or jurisdiction where rights are, or will be, granted under the Plan.

(c)            “Compensation” means the amount of base pay, prior to salary reduction pursuant to Sections 125, 132(f) or 401(k) of the Code (or similar salary reductions applicable to Participants in non-U.S. jurisdictions), but excluding overtime, commissions, incentive or bonus awards, allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company share options and similar items.

(d)            “Designated Subsidiary” means any present or future Subsidiary that has been designated by the Administrator to participate in the Plan. The Administrator may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the shareholders, and may further designate such companies or Participants as participating in the 423 Component or the Non-423 Component. The Administrator may also determine which eligible employees may be excluded from participation in the Plan, to the extent consistent with Section 423 of the Code or as implemented under the Non-423 Component, and determine which Designated Subsidiaries will participate in separate Offerings (to the extent that the Company makes separate Offerings). For purposes of the 423 Component, only the Company and its Subsidiaries may be Designated Subsidiaries; provided, however, that, at any given time, a Subsidiary that is a Designated Subsidiary under the 423 Component will not be a Designated Subsidiary under the Non-423 Component.

(e)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(f)            “Fair Market Value of the Shares” means, as of any date, the value of Shares determined as follows: (i) if the Shares are listed on any established stock exchange the closing sales price for Shares as quoted on such exchange for the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Shares are not traded on a stock exchange but are quoted on a national market or other quotation system, the closing sales price on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) without an established market for the Shares, the Administrator will determine the Fair Market Value of the Shares in its discretion in accordance with Applicable Law.

(g)            “Ordinary Shares” means the ordinary shares of the Company, par value 0.0300580119630888 EUR per share.

(h)            “Parent” means a “parent corporation” with respect to the Company, as defined in Section 424(e) of the Code.

(i)            “Participant” means an individual who is eligible as determined in Section 3 and who has complied with the provisions of Section 4.

(j)            “Person” shall mean any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act).

(k)            “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following an Exercise Date within an Offering and ending on an Exercise Date. An Offering may consist of one or more Purchase Periods.

(l)            “Subsidiary” means a “subsidiary corporation” with respect to the Company, as defined in Section 424(f) of the Code; provided, however, that a limited liability company or partnership may be treated as a Subsidiary to the extent either (a) such entity is treated as a disregarded entity under Treasury Regulation Section 301.7701-3(a) by reason of the Company or any other Subsidiary that is a corporation being the sole owner of such entity, or (b) such entity elects to be classified as a corporation under Treasury Regulation Section 301.7701-3(a) and such entity would otherwise qualify as a Subsidiary.

12.             Rights on Termination of Employment. If a Participant’s employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the Participant and the balance in the Participant’s account will be paid to such Participant or, in the case of such Participant’s death, to his or her designated beneficiary. An employee will be deemed to have terminated employment, for this purpose, if the corporation that employs him or her, having been a Designated Subsidiary, ceases to be a Subsidiary, or if the employee is transferred to any corporation other than the Company or a Designated Subsidiary, or if the employee otherwise becomes ineligible to participate. Unless otherwise determined by the Administrator, a Participant whose employment transfers between, or whose employment terminates with an immediate rehire (with no break in service) by the Company or a Designated Subsidiary, will be treated as having terminated employment for purposes of participating in the Plan or an Offering; provided, however, that, if a Participant transfers from an Offering under the 423 Component to an Offering under the Non-423 Component, the exercise of the Participant’s Option will be qualified under the 423 Component only to the extent that such exercise complies with Section 423 of the Code. If a Participant transfers from an Offering under the Non-423 Component to an Offering under the 423 Component, the exercise of the Participant’s Option will remain non-qualified under the Non-423 Component. An employee will not be deemed to have terminated employment for this purpose, if the employee is on an approved leave of absence for military service or sickness or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise provides in writing.

If a Participant ceases to be employed by the Company or any Designated Subsidiary for any reason whatsoever (including as a result of being wrongfully or unfairly dismissed) he or she shall not be entitled, and by participating in this Plan he or she shall be deemed to have waived any possible entitlement, to any sum or benefit accrued or in prospect as a result of that participation and no such loss or curtailment shall form part of any claim for damages for breach of the Participant’s contract of employment or compensation for dismissal or any other claim whatsoever.

13.             Special Rules and Sub-Plans. Notwithstanding anything herein to the contrary, the Administrator may adopt special rules or sub-plans applicable to the employees of a particular Designated Subsidiary, whenever the Administrator determines that such rules are necessary or appropriate for the implementation of the Plan in a jurisdiction where such Designated Subsidiary has employees, regarding, without limitation, eligibility to participate in the Plan, handling and making of payroll deductions or contributions by other means, establishment of bank or trust accounts to hold payroll deductions, payment of interest, conversion of local currency, obligations to pay payroll tax, withholding procedures and handling of share issuances, any of which may vary according to applicable requirements; provided that, if such special rules or sub-plans are inconsistent with the requirements of Section 423(b) of the Code, the employees subject to such special rules or sub-plans will participate in the Non-423 Component.

14.             Optionees Not Shareholders. Neither the granting of an Option to a Participant nor the deductions from his or her pay shall constitute such Participant a holder of the Shares covered by an Option under the Plan until such Shares have been purchased by and issued to him or her. No Participant shall have voting rights or any of the rights or privileges of a holder of Shares in Shares that he or she may purchase until such Shares have actually been purchased and issued by the Participant and that he or she is a holder of such shares registered on the register of members of the Company.

15.             Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.

16.             Application of Funds. All funds received or held by the Company under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

17.             Adjustment in Case of Changes Affecting Shares and Transactions.

(a)            If any change is made in the Shares, or subject to any Option under the Plan, without the receipt of consideration by the Company (through merger, consolidation, amalgamation, reorganization, recapitalization, reincorporation, share dividend, dividend in property other than cash, share subdivision, liquidating dividend, consolidation of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of Shares subject to the Plan and the share limitation subject to Section 8, if any, and the outstanding Options will be appropriately adjusted in the class(es), number of Shares and share limitations of such outstanding Options.  The Administrator shall make such adjustments, and its determination shall be final, binding and conclusive.  (The conversion of any convertible securities of the Company shall not be treated as a transaction that does not involve the receipt of consideration by the Company.)

(b)            Without limitation on the preceding provisions, in the event of any corporate transaction, the Administrator may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under the Plan, in the number, class of or Option Price available for purchase under the Plan and in the number of the Shares which an employee is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Board’s authority under this Plan, in the event of any transaction, the Administrator may elect to have the Options hereunder assumed or such Options substituted by a successor entity, to terminate all outstanding Options, either prior to their expiration or upon completion of the purchase of Shares on the next Exercise Date, to shorten the Offering by setting a new Exercise Date or to take such other action deemed appropriate by the Administrator. No adjustment or action described in this Section 17 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the 423 Component of the Plan to fail to satisfy the requirements of Section 423 of the Code.

(c)            Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of any class, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Option Price with respect to any outstanding rights.

18.             Amendment of the Plan. The Board may at any time and from time to time amend the Plan in any respect, except that, without the approval within twelve (12) months of such Board action by the shareholders, no amendment shall be made (a) increasing the number of Shares approved for the Plan or (b) with respect to the 423 Component, making any other change that would require shareholder approval in order for the Plan, as amended, to qualify as an “employee stock purchase plan” under Section 423(b) of the Code.

Without shareholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change the Offerings, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Shares for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.

19.             Actions in the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(a)            altering the Option Price for any Offering including an Offering underway at the time of the change in Option Price;

(b)            shortening any Offering so that the Offering ends on a new Exercise Date, including an Offering underway at the time of the Administrator’s action; and

(c)            allocating Shares.

Such modifications or amendments shall not require shareholder approval or the consent of any Participant.

20.             Insufficient Shares. If the total number of Shares that would otherwise be purchased on any Exercise Date plus the number of Shares purchased under previous Offerings under the Plan exceeds the maximum number of Shares issuable under the Plan, the Shares then available shall be apportioned among Participants in proportion to the amount of payroll deductions accumulated on behalf of each Participant that would otherwise be used to purchase Shares on such Exercise Date.

21.             Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of Participants shall be promptly refunded, without any interest thereon.

22.             Governmental Regulations. The Company’s obligation to sell and deliver Shares under the Plan is subject to obtaining all governmental approvals that the Administrator shall, in its absolute discretion, determine to be necessary or advisable in connection with the authorization, issuance, or sale of such Shares.

23.             Governing Law. This Plan and all Options and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Cayman Islands, applied without regard to conflict of law principles.

24.             Issuance of Shares. Shares may be issued upon exercise of an Option from authorized but unissued Shares, from Shares held in the treasury of the Company, or Shares reacquired by the Company in any manner.

25.             Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the Participant in connection with the Plan. Each Participant agrees, by entering the Plan, that the Company and its Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant, including Shares issuable under the Plan. For these purposes, “tax” shall mean Federal, state and local taxes and social security taxes in the U.S., and their equivalent in any other jurisdiction, for which a Participant is liable by reason of the acquisition, holding or disposal of Shares under the Plan or the receipt of any other benefit in connection with it and which the Company or any Subsidiary is liable to account for on the Participant’s behalf. At any time, the Company may, but shall not be obligated to, withhold from the Participant’s Compensation the amount necessary for the Company to meet applicable withholding obligations.

26.             Notification Upon Sale of Shares. Each Participant agrees, by entering the 423 Component of the Plan, to provide if requested by the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the date of grant of the Option pursuant to which such shares were purchased or within one year after the date such shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

27.             Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the Person, designated by the Company for the receipt thereof.

28.             Equal Rights and Privileges. Subject to Section 4, all eligible employees who are granted rights under the 423 Component of the Plan will have equal rights and privileges so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 4, any provision of the 423 Component of the Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.

29.             No Employment Rights or Rights to Future Participation. Nothing in the Plan shall be construed as giving any Participant or eligible employee the right to be retained in the employ of, or to continue to provide services to, the Company or any Subsidiary. Further, the Company or any applicable Subsidiary may at any time dismiss a Participant, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan, by Applicable Law or in any other agreement binding on the parties. The receipt of any Shares under the Plan is not intended to confer any rights on the receiving Participant. No payment pursuant to the Plan shall be taken into account in determining any benefits under any severance, pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Affiliate, except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder. Any Offering made under the Plan does not constitute a promise of future Offerings. The Company, in its sole discretion, maintains the right to make available future grants under the Plan.

30.             Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, a Participant may submit any designation, form or notice as set forth herein by means of an electronic form approved by the Administrator. The time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering in order to be a valid election shall be governed by the applicable limits set forth in the Plan, or as otherwise prescribed by the Administrator before the commencement of an Offering.

31.             Data Protection. In connection with the Plan, the Company or its Affiliates, as applicable, may need to process personal data (as such term, “personal information,” “personally identifiable information,” or any other term of comparable intent, is defined under Applicable Law or regulations, in each case to the extent applicable) provided by the Participant to, or otherwise obtained by, the Company or its Affiliates, their respective third-party service providers or others acting on the Company’s or its Affiliates’ behalf. Examples of such personal data may include, without limitation, the Participant’s name, account information, social security number, tax number and contact information. The Company or its Affiliates may process such personal data for all purposes relating to the operation and performance of the Plan, including but not limited to:

(a)   administering and maintaining Participant records;

(b)   providing the services described in the Plan;

(c)   providing information to future purchasers or merger partners of the Company or any Affiliate, or the business in which such Participant works; and

(d)   responding to public authorities, court orders and legal investigations and complying with law, as applicable.

Depending on the jurisdiction in which the Participant lives, the legal basis for processing the Participant’s personal data in connection with the Plan may be the Participant’s consent, necessity for the performance of a contract with the Participant, or the legitimate interests of the Company or the applicable Affiliate. Where the jurisdiction applicable to the Participant recognizes consent as a valid legal basis for the processing of the Participant’s personal data as described herein, the Participant hereby explicitly and unambiguously consents to the processing by the Company or any of its Affiliates (or any of their respective third-party service providers or others acting on the Company’s or any of its Affiliates’ behalf) of the Participant’s personal data as described in the Plan for all purposes relating to the operation and performance of the Plan, including, but not limited to, the purposes listed above. With respect to any applicable jurisdiction that requires determination of the legal basis for processing but does not recognize consent as a valid legal basis for the processing described herein, such processing shall be conducted on the basis of necessity for the performance of a contract with the Participant or the legitimate interests of the Company or its applicable Affiliate.

The Participant is not required to supply any of the personal data that the Company or its Affiliates may request. However, failure to do so may result in the Company or its Affiliates being unable to provide the Participant with certain rights and benefits that would otherwise be available to the Participant under the Plan.

The Company or its Affiliates may share the Participant’s personal data with (i) Affiliates, (ii) trustees of any employee benefit trust, (iii) registrars, (iv) brokers, (v) third party administrators of the Plan, (vi) third party service providers acting on the Company’s or its Affiliates’ behalf to provide the services described above, (vii) future purchasers or merger partners (as described above), or (viii) regulators and others, as required by law or in order to provide the services described in the Plan.

If necessary, the Company or its Affiliates may transfer the Participant’s personal data to any of the parties mentioned above in a country or territory that may not provide the same protection for the information as the Participant’s home country. Any transfer of the Participant’s personal data to recipients in a third country will be made subject to appropriate safeguards or applicable derogations provided for, and to the extent required, under Applicable Law. Further information on those safeguards or derogations can be obtained through, and other questions regarding this Section 31 may be directed to, the contact set forth in the applicable employee privacy notice or other privacy policy that previously has been made available by the Company or its applicable Affiliate to the Participant (as applicable, and as updated from time to time by the Company or its applicable Affiliate upon notice to the Participant, the “Employee Privacy Notice”). The terms set forth in this Section 31 are supplementary to the terms set forth in the Employee Privacy Notice (which, among other things, further describes the Company’s and its Affiliates’ processing activities, and the rights of the Participant, with respect to the Participant’s personal data); provided that, in the event of any conflict between the terms of this Section 31 and the terms of the Employee Privacy Notice, the terms of this Section 31 shall govern and control in relation to the processing of such personal data in connection with the Plan.

The Company and its Affiliates will keep personal data collected or otherwise processed in connection with the Plan for as long as necessary to operate the Plan or as necessary to comply with any legal or regulatory requirements and in accordance with the Company’s and its Affiliates’ backup and archival policies and procedures.

Certain Participants may have a right, as further described in the Employee Privacy Notice, to (i) request access to and rectification or erasure of the personal data provided or otherwise obtained, (ii) request the restriction of the processing of his or her personal data, (iii) object to the processing of his or her personal data, (iv) receive the personal data provided to the Company or its Affiliates and transmit such data to another party, (v) lodge a complaint with a supervisory authority and (vi) not be discriminated against for exercising his or her rights hereunder. The Company and its Affiliates do not sell personal data collected or otherwise processed in connection with the Plan to any third party and do not share such personal data with any third party for purposes of cross-context behavioral advertising. This Section 31, and the practices described herein, applies equally to the Company's and its Affiliates' collection, use, disclosure and other processing of “sensitive” personal data, such as social security numbers and financial account information. The Company and its Affiliates do not use or otherwise process personal data collected or otherwise processed in connection with the Plan, including “sensitive” personal data, for purposes of automated decision-making, including profiling.

32.             Effective Date and Approval of Shareholders. The Plan shall be effective on the date on which the Plan is adopted by the Board and approved by the shareholders of the Company.

APPENDIX A

Designated Subsidiaries